Employment Agreement with Spark Energy, Inc.
This Employment Agreement (this “Agreement”) dated effective March 13, 2020, is entered into between William Keith Maxwell III (“Employee”) and Spark Energy, Inc. (the “Company”).
Title: Interim President and Interim Chief Executive Officer of the Company and of all of its wholly-owned subsidiaries.
Duties: Those normally incidental to the titles identified above as well as such additional duties as may be assigned to Employee by the Board from time to time.
Term: The term of this Agreement shall be for the period beginning on the date of the Agreement and shall continue in force and effect until the appointment of a new person or persons in the roles of President and/or Chief Executive Officer and acceptance of such appointment and commencement of the term of employment of said new officer(s) or upon the earlier date of termination of Employee’s employment for any reason (the “Term”).

Base Salary: Annual base salary of $1.00 (less applicable taxes and withholdings) (the “Base Salary”) payable in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.
Bonus: Employee shall be eligible to participate in such annual bonus plan as may be established by the Company in its discretion from time to time and in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plan in effect from time to time. The Company shall not, however, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any bonus plan, so long as such changes are similarly applicable to similarly situated Company employees generally. Any bonus shall not be payable unless Employee remains continuously employed within the Company to the date on which such bonus is paid.

Benefits: Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees.

Indemnity and D&O Insurance: The Company will indemnify and hold Employee harmless for all acts and omissions occurring during his employment to the maximum extent provided under the Company’s certificate of incorporation, by-laws and applicable law (as each may be amended from time to time). During the Term, the Company will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for Employee in the same amount as for similarly situated executives of the Company.

EMPLOYER: SPARK ENERGY, INC. EMPLOYEE: WILLIAM KEITH MAXWELL III

By: /s/ Amanda Bush     By: /s/ W. Keith Maxwell III
Name: Amanda Bush    Name: William Keith Maxwell III

Title:	Title: Executive Chairman, Interim President
     & Interim Chief Executive Officer